Exhibit 10.01

AGREEMENT

This Agreement (“Agreement”) is made and entered into as of June     , 2007, by and between The Wornick Company, a Delaware corporation (the “Company”), and Dustin McDulin (“Employee”) (each a “Party” and together the “Parties”).

RECITAL

The Company and Employee desire to document their agreement regarding the payment and severance amounts, in each case on the terms and subject to the conditions set forth in this Agreement. NOW, THEREFORE, the Parties hereto hereby agree as follows:

AGREEMENT

1.            Severance Compensation.

1.1           Termination at Will. Upon any Termination at Will (as defined below) or a termination of Employee’s employment by reason of Employee’s death or disability, Employee, or his estate or beneficiaries in the case of his death, shall be paid all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder prior to such termination, all to the date of termination (“Accrued Benefits”) and, subject to Employee’s or his estate’s or beneficiaries’ execution without revocation of a valid general release of claims against the Company and its affiliates and their respective employees, directors and stockholders in a form acceptable to the Company (the “Release”), all severance compensation required under this agreement, but no other compensation or reimbursement of any kind.

1.2                  Severance Compensation. In the event Employee’s employment is terminated in a Termination At Will or a termination of Employee’s employment by reason of Employee’s death or disability, Employee, or his estate or beneficiaries in the case of his death, shall, in addition to the Accrued Benefits and subject to Employee’s or his estate’s or beneficiaries’ execution without revocation of the Release, be entitled to receive a lump sum payment equal to 75% of Employee’s most recent annual Base Salary, payable within ten (10) days following the execution of the Release. Such severance compensation is the only severance compensation to which Employee shall be entitled following a Termination at Will or a termination of Employee’s employment by reason of Employee’s death or disability.

1.3                  Employee’s Obligation Upon Termination. Upon the termination of Employee’s employment for any reason, Employee shall within ten (10) days of such termination return to the Company all personal property and proprietary information in Employee’s possession or control belonging to the Company. Unless and until all such property and information is returned to the Company (which shall be determined by the Company’s standard termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Employee hereunder, except the Accrued Benefits.

1.4            Definitions. For purposes of this Agreement the following terms shall have the following meanings:

(a)  “Termination at Will” shall mean termination by the Company of to Employee’s employment by the Company other than (i) Termination for Cause, and (ii) Voluntary Termination.

(b)  “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of:

(i)            Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company;

(ii)           Employee’s material breach of any provision of this Agreement or any other agreement to which Employee and the Company are parties;

(iii)          Drug or alcohol abuse;

(iv)          Conduct by Employee, whether or not in connection with the performance of the duties contemplated hereunder, that would result in serious prejudice to the interests of the Company if Employee were to continue to be employed, including, without limitation, the commission of a felony or a good faith determination by the Board that Employee has committed acts involving moral turpitude; or

(v)           Any material violation by Employee of any written rule, regulation or policy of the Company of which Employee has knowledge or Employee’s failure to follow reasonable lawful written instructions or directions of the {Chairman of the Board} of the Company or any policy, rule or procedure of the Company in force from time to time of which Employee has knowledge and which are not in conflict with this Agreement.

(c)  “Voluntary Termination” shall mean termination by Employee of Employee’s employment other than termination by reason of Employee’s death or disability.

2.            Miscellaneous.

2.1                   Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

2.2            Entire Agreement: Modifications. This Agreement represents the entire understanding among the Parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company. All modifications or amendments to this Agreement must be in writing and signed by both Parties hereto.

2.3            Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

2.4            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflict of laws principles.

2.5            Consent to Jurisdiction. Each Party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the County of Hamilton in the State of Ohio for the purposes of any suit, action or other proceeding arising out of this Agreement, and agrees to commence any such action, suit or proceeding only in such courts.

2.6            Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is invalid, void, unenforceable or against public policy for any reasori, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

2.7            Benefits of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the Parties; provided, however, that this Agreement shall not be assignable either by the Company (except to an affiliate of or any successor to the business of the Company) or by Employee, without the prior written consent of the other Party.

2.8            Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

2.9            Withholdings. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

2.10         Remedies. All rights and remedies of the Company hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE WORNICK COMPANY

/s/ Jon Geisler
Jon Geisler, President & CEO

EMPLOYEE:

/s/ Dustin McDulin
Dustin McDulin